UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported):  May 28, 2003

STARBERRYS CORPORATION
(Exact name of registrant as specified in its chapter)

Nevada	0-25541	91-1948357
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2236 Folkestone Way, Suite 21

West Vancouver, BC  V7S 2X7

(Address of principal executive offices)

Registrant’s telephone number, including area code: (604) 922-0113

Item 2:  Acquisition of Assets.

Starberrys Corporation on 9th April 2003 signed a definitive purchase agreement with Målaremästarnas Riksförening (the Swedish Painting Contractors Association) of Stockholm, Sweden to purchase 100% of the shares of Skandinaviska Färginstitutet AB (the Scandinavian Colour Institute AB, or SCI).  SCI owns the Natural Color System (NCS), the colour notation and communication system that is the national standard in Norway, Sweden and Spain and is highly regarded in Europe and throughout the world.  Included in the purchase is the Skandinaviska Färgskolan AB (the Scandinavian Colour School), the NCS Colour Centre SA/NV in Belgium and NCS Colour Centre GmbH in Germany.  The assets of SCI consist primarily of the intellectual property rights to the NCS—Natural Color System, copyrights, trademarks, know how, licensing agreements, trade receivables, inventory and other working capital items.  Starberrys intends to continue and expand geographically the existing business activities of SCI.

The purchase agreement is set to close on 31st August 2003, with payment being 35 million SEK (approximately US$ 4.5 million).  The purchase price was arrived at through arm’s length negotiations between the parties.  Starberrys intends to finance the purchase with funds provided through the sale of common stock under a private placement.

On 15th May 2003 the conditions precedent to the obligations of Starberrys under the purchase agreement were satisfied.

Financial statements, pro forma financial information and exhibits of the business to be acquired will be filed by amendment.

There is no material relationship between the seller and Starberrys, any of its affiliates, or any of its officers or directors or any of their associates.

Pursuant of the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

STARBERRYS CORPORATION

/s/ John H. Goodwin
Date:May 28, 2003	John H. Goodwin
President & Chief Executive Officer